Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Macquarie Infrastructure Company LLC:

We consent to the incorporation by reference in the registration statement (No. 333-125226) on Form S-8 and the registration statement (No. 333-138010) on Form S-3 of Macquarie Infrastructure Company Trust of our report dated May 15, 2007 with respect to the consolidated balance sheet of IMTT Holdings, Inc. as of December 31, 2006, and the related consolidated statements of income, shareholders’ equity, comprehensive income and cash flows for the year then ended, which report appears in the June 18, 2007 report on Form 8-K/A of Macquarie Infrastructure Company Trust and Macquarie Infrastructure Company LLC.

/s/ KPMG LLP

New Orleans, Louisiana
June 14, 2007